UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

July 1, 2015

PRA Health Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36732 (Commission File Number)	46-3640387 (IRS Employer Identification No.)

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

(919) 786-8200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015, in connection with the expiration of Linda Baddour’s then-current employment agreement, PRA Health Sciences, Inc. and PRA International (together, “PRA” or the “Company”) entered into a new employment agreement (the “Employment Agreement”), dated July 1, 2015, with Ms. Baddour, PRA’s Executive Vice President and Chief Financial Officer.

The Employment Agreement continues through June 5, 2019 (the “Term”).  Pursuant to the Employment Agreement, Ms. Baddour’s annual base salary will be $400,000 and she will be eligible to earn an annual cash bonus with a target annual bonus opportunity of $165,000.  Ms. Baddour will be entitled to the same benefits and perquisites that the Company provides to its senior executives, and she will be eligible to participate in the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan and all executive compensation plans, including cash-based long term-incentive plans, maintained by the Company for its senior executives.

In the event that Ms. Baddour’s employment is terminated without “cause” (as defined in the Employment Agreement) by the Company or Ms. Baddour resigns for “good reason” (as defined in the Employment Agreement), then, subject to Ms. Baddour’s execution of a release of claims in favor of the Company, she will be entitled to (a) an amount equal to the sum of (i) her annual base salary, plus (ii) her annual bonus for the calendar year immediately preceding the date of her termination of employment (the “Severance Amount”), payable in substantially equal installments over the twelve-month period following her termination of employment and (b) 12 months of continued medical, dental and other health benefit coverage with the same employee cost-sharing as is provided to employees generally.  In the event such termination occurs on or prior to the expiration of the one-year period immediately following a Change in Control (as defined in the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan), Ms. Baddour will be entitled to a lump-sum payment equal to two-times the Severance Amount and 24 months of continued medical, dental and other health benefit coverage with the same employee cost-sharing as is provided to employees generally.

The Employment Agreement contains a “best of” provision that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the golden parachute rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis.

The Employment Agreement also provides that Ms. Baddour may not disclose or use any confidential information of the Company during or after her employment.  During Ms. Baddour’s employment with the Company and for the one-year period following her termination of employment for any reason, Ms. Baddour is subject to covenants not to compete with the Company or solicit employees or customers of the Company.  In addition, Ms. Baddour is subject to a covenant not to disparage the Company during or after her employment.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

PRA Health Sciences, Inc.

Date: July 6, 2015	By:	/s/ Timothy J. McClain
	Name:	Timothy J. McClain
	Title:	Vice President of Legal Affairs

EXHIBIT INDEX

10.1                                                Employment Agreement dated July 1, 2015 among PRA Health Sciences, Inc., PRA International, and Linda Baddour